Flexsteel Industries, Inc. Reports Fiscal First Quarter 2027 Results; Continued Sales and Order Growth Driven by Strategic Initiatives

Dubuque, Iowa – October 26, 2026 – Flexsteel Industries, Inc. (NASDAQ: FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and marketers of residential furniture products in the United States, today reported first quarter fiscal 2027 results.

Key Results for the First Quarter Ended September 30, 2026

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Net sales for the quarter of $114.0 million compared to $110.4 million in the prior year quarter, an increase of 3.2%. Sales of Flexsteel branded product grew 5.1% versus the prior year quarter.
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GAAP operating income of $6.9 million or 6.0% of net sales for the first quarter compared to $9.0 million or 8.1% of net sales in the prior year quarter.
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GAAP net income per diluted share of $1.24 for the current quarter compared to net income per diluted share of $1.31 in the prior year quarter.
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Share repurchases of $2.2 million and dividends paid of $1.1 million in the quarter.

Management Commentary

“I'm pleased with our first quarter results and the continued momentum of our growth strategies despite a challenging macroeconomic environment,” said Derek Schmidt, CEO of Flexsteel Industries, Inc. “Net sales increased 3.2 percent compared to the prior year, toward the upper end of our guidance range, marking our twelfth consecutive quarter of year-over-year growth. Sales of Flexsteel branded products grew approximately 5 percent, while sales in our Homestyles ready-to-assemble category, which we are exiting, were down $1.9 million or 57% compared to the prior year quarter. Encouragingly, orders increased 5 percent and our ending backlog grew 8.2 percent versus the prior year period, reinforcing our confidence in the underlying strength of our business. New product introductions, strategic account share gains, and continued expansion in health and wellness remain strong contributors to our growth, providing further evidence that our strategic investments are strengthening our competitive position.”

Mr. Schmidt continued, “From a profitability standpoint, we delivered a GAAP operating margin of approximately 6 percent, which included a $0.8 million or 70 bps unfavorable foreign currency translation impact related to our peso-denominated asset exposure in Mexico. Excluding this impact, operating margin was in line with our expectations for the quarter and reflected solid operating performance considering the significant inflationary pressures currently impacting our industry. Ocean transportation rates have nearly doubled over the last six months, while sharply higher fuel prices and rising material costs continue to pressure margins. Our teams have mitigated a meaningful portion of these headwinds through cost savings initiatives, productivity improvements, and disciplined product portfolio management. Looking ahead, we expect the operating environment to remain challenging as consumer confidence, affordability constraints, geopolitical uncertainty, and evolving tariff policies continue to weigh on industry demand and costs.”

Mr. Schmidt concluded, “What gives me the greatest confidence in Flexsteel's future is the progress we're making strengthening our competitive advantages through consumer insights, innovation, and disciplined execution. These capabilities are increasingly working together as an integrated system, enabling us to translate consumer needs into differentiated products and compelling growth opportunities. Our recent Fall High Point Market introductions demonstrate this progress, including our next-generation SixFlexTM seating technology and Comfort ChoiceTM program, expansion of our wellness portfolio across multiple consumer life stages, continued innovation in our Flexsteel PulseTM immersive sound seating platform, and new offerings within our Flexsteel StatementsTM casegoods collection. While the external environment may remain difficult, we are not standing still. We are strengthening the core capabilities that have made Flexsteel a trusted brand for generations while creating new reasons for consumers and retailers to choose us. With a strong balance sheet, disciplined operating model, and clear strategic priorities, we remain confident in our ability to continue gaining share and creating sustainable long-term shareholder value.”

Operating Results for the first Quarter Ended September 30, 2026

Net sales were $114.0 million for the first quarter compared to net sales of $110.4 million in the prior year quarter, an increase of $3.5 million, or 3.2%. The increase was driven by growth in Flexsteel branded soft seating products of $5.5 million, partially offset by a decline of $1.9 million in Homestyles ready-to-assemble products. Sales of Flexsteel branded casegoods products were relatively flat compared to the prior year period.

(in millions)	2027	2026	$ Change	% Change
Flexsteel brand	$112.6	$107.1	$5.5	5.1%
homestyles brand	1.4	3.3	(1.9)	(57.6)
Total	$114.0	$110.4	$3.6	3.2%

Gross margin for the quarter ended September 30, 2026, was 22.0%, compared to 23.5% for the prior-year quarter, a decrease of 150 basis points (“bps”). The 150-bps decrease was primarily driven by a 130-bps unfavorable impact from foreign currency translation of our peso-denominated assets in Mexico and inflation driven by elevated energy prices.

Selling, general and administrative (SG&A) expense was 16.0% of net sales in the first quarter of fiscal 2027 compared to 15.4% of net sales in the prior year quarter. The increase was primarily due to investments in consumer insights, innovation, new products, marketing and demand generation and talent to strengthen our capabilities and execute our growth strategy.

Operating income for the quarter ended September 30, 2026, was $6.9 million compared to $9.0 million in the prior year quarter.

The Company reported income tax expense of $1.5 million, or an effective rate of 21.8%, during the first quarter compared to tax expense of $2.1 million, or an effective rate of 21.9%, in the prior year quarter.

The Company reported net income of $5.4 million, or $1.24 per diluted share, for the quarter ended September 30, 2026, compared to net income of $7.3 million, or $1.31 per diluted share, in the prior year quarter.

Liquidity

The Company ended the quarter with a cash balance of $4.4 million, and working capital (current assets less current liabilities) of $80.5 million, and availability of approximately $29.1 million under its secured line of credit.

Capital expenditures for the quarter ended September 30, 2026, were $1.0 million.

Financial Outlook

For second quarter fiscal 2027, the Company expects sales growth of 1% to 4%, or 3.5% to 6.5% excluding the impact of the homestyles brand exit, compared to the prior year quarter and operating margin of 6.5% to 7%. The most significant drivers of variability in the financial outlook are consumer demand and logistics and material cost inflation driven by elevated energy prices.

Second Quarter Fiscal 2027
Sales	$119.5 - $123.0 million
Sales Growth (vs. Prior Year)	1% to 4%
GAAP Operating Margin	6.5% to 7.0%

(in millions)	Q2 FY27 Forecast	Q2 FY26	% Change
Flexsteel brand	$119.5 - $123.0	$115.5	+3.5% to +6.5%
homestyles brand	$0.0	$2.7	-100%
Total	$119.5 - $123.0	$118.2	+1% to +4%

Conference Call and Webcast

The Company will host a conference call and audio webcast with analysts and investors on Tuesday, October 27, 2026, at 8:00 a.m. Central Time to discuss the results and answer questions.

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Live conference call: 833-816-1123 (domestic) or 412-317-0710 (international)
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Conference call replay available through November 3, 2026: 855-669-9658 (domestic) or 412-317-0088 (international)
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Replay access code: 5888380
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Live and archived webcast: https://ir.flexsteel.com

To pre-register for the earnings conference call and avoid the need to wait for a live operator, investors can visit https://dpregister.com/sreg/10212282/104f7cea0de and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call.

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company,” "Flexsteel," or "Our") is one of the largest residential furniture manufacturers, importers, and marketers in the U.S. Flexsteel addresses different consumer groups through our core brand, Flexsteel, and several category-specific sub-brands: Zecliner®, Flexsteel StatementsTM, Zen, Perfect Match, and Flexsteel PulseTM, all of which have unique value propositions tailored to specific consumer needs. We offer a wide assortment of product solutions for different areas within the home including stationary and motion sofas, loveseats, chairs, and sectionals, as well as bedroom furniture, dining tables and chairs, occasional and entertainment tables, and kitchen storage. For more than 130 years, Flexsteel has strived to create strong consumer value with unmatched quality, comfort, and durability, backed by innovation and highlighted by its patented Blue Steel Spring technology, designed to deliver lasting comfort and support. Today, Flexsteel products are available nationwide through retail partners and online channels.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause the Company’s results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, changes in foreign currency values, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, disruptions or security breaches to business information systems, the impact of any future pandemic, and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our website at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	September 30,	June 30,
	2026	2026
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,407	$16,678
Trade receivables, net	41,520	42,658
Inventories	92,783	90,593
Other	9,741	8,444
Total current assets	148,451	158,373

NONCURRENT ASSETS:
Property, plant and equipment, net	35,691	35,972
Operating lease right-of-use assets	34,057	35,672
Other assets	24,310	23,992

TOTAL ASSETS	$242,509	$254,009

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$36,094	$36,238
Accrued liabilities	31,862	39,427
Total current liabilities	67,956	75,665

LONG-TERM LIABILITIES
Other liabilities	42,496	44,849
Total liabilities	110,452	120,514

SHAREHOLDERS' EQUITY	132,057	133,495

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$242,509	$254,009

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended
	September 30,
	2026	2025
Net sales	$113,966	$110,439
Cost of goods sold	88,870	84,493
Gross profit	25,096	25,946
Selling, general and administrative expenses	18,202	16,959
Operating income	6,894	8,987
Other income (expense):
Interest income	52	391
Interest (expense)	(9)	—
Income before income taxes	6,937	9,378
Income tax provision	1,513	2,051
Net income and comprehensive income	$5,424	$7,327
Weighted average number of common shares outstanding:
Basic	4,122	5,307
Diluted	4,365	5,598
Earnings per share of common stock:
Basic	$1.32	$1.38
Diluted	$1.24	$1.31

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	September 30,
	2026	2025
OPERATING ACTIVITIES:
Net income	$5,424	$7,327
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,097	836
Deferred income taxes	38	3,360
Stock-based compensation expense	1,064	1,117
Provision for credit losses	—	36
(Gain) on disposition of property, plant and equipment	(15)	—
Changes in operating assets and liabilities	(9,073)	(8,562)
Net cash (used in) provided by operating activities	(1,465)	4,114
INVESTING ACTIVITIES:
Proceeds from sales of property, plant and equipment	15	—
Capital expenditures	(965)	(1,357)
Net cash (used in) investing activities	(950)	(1,357)
FINANCING ACTIVITIES:
Dividends paid	(1,132)	(1,147)
Treasury stock purchases	(2,184)	(1,130)
Proceeds from line of credit	3,000	—
Payments on line of credit	(3,000)	—
Proceeds from issuance of common stock	—	30
Shares withheld for tax payments on vested shares and options exercised	(6,540)	(1,931)
Net cash (used in) financing activities	(9,856)	(4,178)
(Decrease) in cash and cash equivalents	(12,271)	(1,421)
Cash and cash equivalents at beginning of the period	16,678	40,006
Cash and cash equivalents at end of the period	$4,407	$38,585

INVESTOR CONTACT:

Michael Ressler, Flexsteel Industries, Inc.
563-585-8116
investors@flexsteel.com